Exhibit 99.1

Dakota Plains HOLDINGS, INC. ANNOUNCES NOTICE OF
NONCOMPLIANCE WITH NYSE MKT CONTINUED LISTING STANDARDS

Company Will Submit Plan to Regain Compliance Shortly
NYSE MKT Rules Allow Up to 18 Months to Regain Compliance

WAYZATA, Minnesota, (September 18, 2015) — Dakota Plains Holdings, Inc. (“Dakota Plains”) (NYSE MKT: DAKP) today announced that the Company received a notice of noncompliance from the NYSE MKT stock exchange (the "Exchange") on September 14, 2015, indicating that the Exchange has determined that the Company is not in compliance with Sections 1003 of the Exchange's Company Guide (the "Company Guide") due to the fact that the Company reported a stockholders’ deficit of approximately $3.1 million in its quarterly report on Form 10-Q for the three months ended June 30, 2015, and has incurred net losses in its four most recent fiscal years ended December 31, 2014. The recognition of the contingent liability for future volumes transloaded through the Pioneer Terminal over the next twelve years, was a contributing factor to the stockholders’ deficit. The Company intends to revalue the contingent liability in the next quarter based upon the Company’s actual and forecasted volumes.

The Company Guide requires that a listed company maintain stockholders’ equity of $2.0 million or more if such listed company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years, and stockholders’ equity of $4.0 million or more if such listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years.

In order to maintain its listing of securities on the Exchange, the Company intends to submit a plan to the Exchange by October 14, 2015, detailing actions it has taken or will take to regain compliance with the continued listing standards of the Company Guide by April 14, 2017.

About Dakota Plains Holdings, Inc.

Dakota Plains Holdings, Inc. is an integrated midstream energy company operating the Pioneer Terminal transloading facility. The Pioneer Terminal is centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related Energy & Production activity. For more information please visit the corporate website at: www.dakotaplains.com.

Forward Looking Statements

Statements made by representatives of Dakota Plains in this press release that are not historical facts are forward-looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to global economics or politics, our ability to obtain additional capital needed to implement our business plan, minimal operating history, loss of key personnel, lack of business diversification, reliance on strategic, third-party relationships, financial performance and results, prices and demand for oil, our ability to make acquisitions on economically acceptable terms, and other factors described from time to time in the Company’s periodic reports filed with the SEC that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Dakota Plains undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

For more information, please contact:

Company Contact	Investor and Media Contact
Tim Brady, CFO	Dan Gagnier, Sard Verbinnen
tbrady@dakotaplains.com	DGagnier@sardverb.com
Phone: 952.473.9950	Phone: 212.687.8080
www.dakotaplains.com	www.sardverb.com